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                                                                   Exhibit 10.19



                              EMPLOYMENT CONTRACT

THIS AGREEMENT is made the 31st day of August 1997, BETWEEN CAYMAN WATER COMPANY LIMITED, a Cayman Islands company having its registered office at Trafalgar Place, West Bay Road, P.O. Box 1114, George Town, Grand Cayman, B.W.I. ("the Company")

AND

ALEXANDER STEPHEN BODDEN of P.O. Box 1114, George Town, Grand Cayman, B.W.I. ("The Vice President")

IT IS AGREED as follows:

Employment

1. The Vice President is engaged as Vice President - Finance, Company Secretary and Investment Relations Officer ("the Capacities") of the Company for three (3) years commencing on the 31 August 1997 but subject to the extension provisions set out in clause 18 and subject to the termination provisions set out in clauses 14, 15 and 16.

Remuneration

2.       The Vice President's salary is fixed until 31st December, 1997 at
         CI$ 62,400.00 per annum, payable monthly in arrears, less deductions (other than for Medical Insurance) and other payments which the Company is by law entitled or required to deduct from an employee's remuneration.

3. The Vice President's salary will be reviewed as of each January 1st. by the Company's Board of Directors ("the Board") who may grant an increase but shall not reduce the Vice President's salary below the level set out in Clause 2 hereof

4. Further, for each completed financial year, beginning with the financial year 1997, during which the Vice President serves in the Capacities, not later than 28th. February following the end of each financial year, the Vice President will be paid a bonus of:-

         (a) 2.5% of the amount by which the net income of the Company, calculated before charging this bonus and all other bonus's of the executive officers of the Company and before charging dividends or crediting any amount accruing from the re-valuation of the Company's assets, for that financial year exceed the highest annual net income determined in the same manner earned by the Company in any prior financial year.

5. The Company will make a contribution of 5% of salary to an approved Pension Plan in the Cayman Islands which will match the first 5% contribution made by the Vice President to the same Pension Plan. If the legal matching minimum increases above 5% the Company will adjust the contribution to comply with the increased legal minimum. If the legal matching minimum decreases below 5% the Company will continue to make a contribution of a minimum 5%.





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Area

6. The Vice President's work will be performed mainly in West Bay, Grand Cayman. The Company reserves the right to transfer the Vice President to any other place of business which it may establish in the Cayman Islands.

Responsibilities

7. The Vice President must devote substantially the whole of his time to the Company's business and must use his best endeavours to promote the Company's interest and welfare. Except where such information is a matter of public record or when required to do so by law he must not either before or after this Agreement ends disclose to any person any information relating to the Company or its customers or any confidential information of which he becomes possessed while acting in the Capacities.

8. The Vice President must perform the duties commonly performed by the Vice President Finance, Company Secretary and Investor Relations Officer and also the duties reasonably required of and assigned to him in his position as Vice President and must discharge his duties in accordance with the directions of the Board. The Vice President must perform his duties under this Agreement during normal business hours from Mondays to Fridays inclusive (save on bank holidays) but he accepts that his duties, which include travelling on the Company's business both within the Cayman Islands and abroad, may from time to time require work to be undertaken on Saturdays, Sundays and bank and public holidays. The Vice President must report to the President, diligently follow and implement all management policies and decisions which the President communicates to him, prepare and forward in a timely manner all reports and accountings the President requests. The Vice President will not directly or indirectly engage in any activities or work which are deemed by the Board to be detrimental, to the best interests of the Company. Any involvement in other activities will be subject to prior mutual agreement between the Vice President and the Board. Subject to any such directions and restrictions, the Vice President will be invested with the following powers and responsibilities

         A.       FINANCIAL

         1. All aspects of the Accounting function of Cayman Water Company Limited (CWC) - including the preparation of monthly, quarterly and annual financial statements for presentation to the Board of Directors (BOD) and for annual statutory and other audits.
         2. Preparation of annual and other budgets and projections as required by the BOD.
         3. Preparation and submission of all reports and returns, as is necessary, to the US Securities and Exchange Commission, the National Association of Security Dealers, the Cayman Islands Government and any other regulatory body as is necessary.
         4. Liaison with the NASD/NASDAQ Stock Market and any other stock market on which the Company's stock is listed on all matters concerning the stock listing as appropriate.
         5.       Cash / Treasury Management of CWC funds.
         6.       Project Appraisal as and when required.
         7. Any other financial duties and projects as requested by the BOD.






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         B.       COMPANY SECRETARY

         1. Maintenance of CWC`s Register of Shareholders in conjunction with CWC's Transfer Agents and Registrars.
         2. Preparation and distribution of minutes for the following meetings
                           a) All General Meetings of CWC.
                           b) Meetings of the Full Board of Directors.
                           c) Meetings of the Executive Committee of the BOD.
                           d) Meetings of the Audit Committee of the BOD.
                           e) Meetings of any other duly appointed committee as
                              directed by the BOD.
         3. Arrangement of all General Meetings and Audit Committee meetings of CWC.
         4. Distribution of Quarterly and other reports/releases to Shareholders and Brokers.
         5.       Payment of Dividends to the Shareholders of CWC.
         6. Preparation and submission of all reports and returns, as is necessary, to the US Securities and Exchange Commission, the National Association of Security Dealers, the Cayman Islands Government and any other regulatory body as is necessary.
         7. Any other company secretarial duties and projects as requested by the BOD.

         C.       INVESTOR RELATIONS OFFICER

         1. Dealing with all Market Maker / Broker / Investor enquiries directed to CWC.
         2. Liaison with external Financial Public Relation consultants as hired by the BOD and the provision of appropriate information to same.
         3.       Any other Investor Relations duties as requested by the BOD.

         D.       ADMINISTRATION

         1. Overall supervision of the day-to-day operation of CWC's offices with full responsibility for the duties of the Office Manager as described in that position's job description.
         2. Implementation of any new policies and human resource programmes as directed by the BOD.

         E.       GENERAL

         1. Supervision of all staff necessary for the performance of all duties as described above.
         2. Any other duty / function as requested by the Chairman & C.E.O., the President & C.O.O. and/or the BOD.

9. In case of inability to work due to illness or injury, the Vice President must notify the Company immediately and produce a medical certificate for any absence longer than ten working days. The Company may have the Vice President examined by a doctor approved by it. The Vice President agrees to submit to any medical examination which the Company requires.


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10.      The Vice President will be entitled to up to ten (10) days sick leave per year without a medical certificate.

Holidays

11. The Vice President is entitled during every twelve (12) month period of employment to the following holidays during which his remuneration will continue to be payable:

         (a)      all public holidays in the Cayman Islands, and

         (b) four (4) weeks' vacation at a time to be approved by the President.

Reimbursement of Expenses

12. All expenses for which the Vice President claims reimbursement must be within pre approved budgets. Subject to this, the Company must reimburse the Vice President for the cost of entertaining the Company's customers and travelling on the Company's business on the production of the necessary vouchers or on the Vice President's proving to the Company's satisfaction the amount that he has spent for those purposes, even though he is unable to produce vouchers.

Non-Solicitation

13. The Vice President must not at any time while he is acting in the Capacities or afterwards either on his own account or for any other person, firm or company solicit, interfere with or endeavour to entice away from the Company any person, firm or company who at any time during or at the date when his employment ends were customers of or in the habit of dealing with the Company.

Company Documents

14. All books, records, notes, files, memoranda, reports, customer lists, computer files and other documents, and all copies of them, relating to the Company's business which the Vice President keeps, prepares or conceives or which become known to him or which are delivered or disclosed to or by any means come into his possession, and all the Company's property and equipment are and will remain the Company's sole and exclusive property. If the Vice President's employment is terminated for any reason whether voluntarily or involuntarily, or if the company at any time requests, he must promptly deliver to the Company the originals and all copies of all relevant documents that are in his possession, custody or control, and any other property belonging to the Company.

Termination

15. This Agreement will end and, except to the extent previously accrued, all rights and obligations under it of the Company and the Vice President shall cease if any of the following events occurs:-

         (a.)     The Vice President dies.

         (b.) The Vice President is adjudicated bankrupt or makes any composition with his creditors.

         (c.) The Vice President gives three (3) months written notice to the Company to terminate this Agreement.




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16.      The Company may by notice end this Agreement with immediate effect if:-

         (a.) The Vice President conducts himself in a manner which would justify immediate dismissal in accordance with the Labour Law


         (b.) through physical or mental illness the Vice President is unable to discharge his duties for sixty (60) successive days, as to which a certificate by any doctor appointed by the Company shall be conclusive.

         (c) The Company gives written notice to the Vice President and pays to him a sum equal to the Vice President's annual salary as described in clause 2 or as increased in accordance with clause 3, for the year in which such termination takes place.

17.

         (b) the Company shall remain obliged to keep all benefits, including but not limited to medical insurance and pension contributions, to which the Vice President was entitled as at the date of his termination paid and available to the Vice President for a period of one year from the date of termination.

Extension

18. In the absence of a written agreement to the contrary, on 1st. August of each year, the term of this Agreement shall be automatically extended upon the same terms by a period of one year.

Notices

19. Any notice to be served under this Agreement must be in writing and will be deemed duly served if in the case of one addressed to the Company it is sent by registered post or left at the Company's registered office, or in the case of one sent to the Vice President it is handed to him personally or is delivered to his last known residential address in the Cayman Islands. A notice sent by post will be deemed to be served on the third day following the date on which it is posted.

Previous Agreements Superseded

20. This Agreement supersedes all prior contracts and understandings between the parties and may not be changed or terminated orally, and no change, termination or attempted waiver of any of its provisions will be binding unless in writing and signed by the party against whom it is sought to be enforced.

Clause Headings

21. The clause headings are included for convenience only and have no legal effect.

Applicable Law and Jurisdiction;

22. This Agreement will be construed and the legal relations between the parties determined in accordance with the laws of the Cayman Islands and the parties agree to submit to the jurisdiction of the Cayman Islands Courts. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid, but if any provision of this Agreement or the application of it is prohibited or held to be invalid, that


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         prohibition or invalidity will not affect any other provision, or the application of any other provision which can be given effect without the invalid provision or application, and to this end the provisions of this Agreement are declared to be severable.

EXECUTED by and on behalf of                 CAYMAN WATER COMPANY
CAYMAN WATER COMPANY LIMITED                 LIMITED
by
in the presence of:-


/s/ Tracy Beitz                              Per: /s/ Peter D. Ribbins
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Witness                                      Peter D. Ribbins
                                             President



EXECUTED by ALEXANDER STEPHEN BODDEN
in the presence of:-



/s/ Tracy Beitz                              /s/ Alexander Stephen Bodden
---------------------------------            -----------------------------------
Witness                                          Alexander Stephen Bodden